Exhibit 99.1

Evolving Systems acquires Sixth Sense Media to accelerate move to Mobile Marketing

Transaction expected to be accretive and augment Evolving Systems’ revenue by approximately 20% in 2016

Thomas Thekkethala joins Evolving Systems as President and Board Member

Company will conduct an investor conference call on October 1 at
8:30 a.m. EST to discuss details of the transaction

ENGLEWOOD, Colorado, September 30, 2015 — Evolving Systems, Inc. (NASDAQ: EVOL), a leader in activation, enablement and management of services for connected mobile devices worldwide, today announced it has acquired for cash privately held Sixth Sense Media (SSM), a provider of real-time analytics and marketing solutions to global wireless carriers.

RateIntegration, Inc., d/b/a/ Sixth Sense Media, based in Durham, North Carolina, is a software technology company, serving more than 15 carriers around the world, including tier 1 operators in India, Asia, Africa and Europe. SSM’s software solution, Real-time Lifecycle Marketing™, or RLM, platform enables carrier marketing departments to innovate, execute and manage highly-personalized and contextually-relevant, interactive campaigns that engage consumers in real time.

Combining SSM’s real-time analytics and campaign capabilities with Evolving Systems’ Dynamic SIM Allocation™ (DSA) and Mobile Data Enablement™ (MDE) solutions will allow the Company to offer global wireless carriers solutions that utilize the highly valuable contextual data captured from the subscribers’ initial welcome experience via DSA, their network usage via RLM and their on-device app usage via MDE. The combined solutions will create a highly personalized experience that engages subscribers in real time from the first time subscribers power on their new devices right through their day-to-day usage.

“Evolving Systems’ acquisition of Sixth Sense Media is strategic, enabling us to augment our industry recognized strength in real time activation and aggressively move into the high value space of mobile marketing campaigns, advertising and analytics,” said Thad Dupper, Chairman and CEO. “By combining SSM’s products with DSA and MDE, we will provide carriers with a powerful platform that enables real-time marketing campaigns based on highly actionable subscriber data. Our production-proven platforms will provide carriers the ability to execute sophisticated, hyper-targeted, revenue-generating campaigns as well as the analytics to measure their effectiveness — beginning at the time of first activation and continuing through their life-cycle with the carrier — including when subscribers upgrade their phones.  Along with our recent mobile marketing partnerships, this acquisition continues to move Evolving Systems further into the mobile marketing and advertising space and makes us a larger, stronger and more diversified company.”

“We are very excited about joining Evolving Systems and the tremendous potential this combination represents,” said Thomas Thekkethala, former CEO of Sixth Sense Media who has joined Evolving Systems as President and a member of the Board of Directors. “Carriers have invested significantly in spectrum, network and customer acquisition but have not been able to fully participate in the rapidly-expanding mobile marketing opportunity. We plan to leverage our combined solutions and market expertise to enable our mobile carrier customer base to generate new revenues across a range of mobile marketing channels”

Transaction highlights:

•                  Financial impact and funding for transaction. Sixth Sense Media is a profitable company with sales that are expected to add approximately 20% to Evolving Systems’ 2016 revenue. Evolving Systems will pay $10.0 million for Sixth Sense Media in two payments — approximately $9.75 million in cash at closing, plus customary working capital adjustments, and a second cash payment of $250,000 on the one-year anniversary of the closing of the transaction. The transaction is being financed with the Company’s $10.0 million revolving line of credit with East West Bank. Evolving Systems will file an initial Form 8-K with the SEC, followed by a Form 8-K/A within 71 days with additional details of the transaction.

•                  The new solutions. SSM’s RLM solution combined with DSA and MDE will increase campaign effectiveness and generate unlimited upsell opportunities that lead to higher and more profitable carrier revenues. DSA’s patented solution that collects critical data regarding the subscriber’s service, device and location during the initial activation will be sent in real-time to RLM, enabling carriers to offer extremely timely and relevant offers that achieves much higher subscriber take rates compared with existing campaigns.  The MDE solution will capture and provide RLM information about data consumption by date, time, location and, importantly, by app during the subscriber’s day-to-day usage. These granular consumer behavioral attributes will enable RLM to generate hyper-targeted campaigns that will further increase carrier revenues.

•                  Expanded customer base. The combined Company will have more than 75 customers in 50 countries. Sixth Sense Media’s customer base includes more than 15 carriers worldwide — many of them tier 1 — in important growth areas of the Middle East, Africa, India and Asia. The integrated products created through this merger will lead to many cross-selling opportunities among this expanded customer base.

•                  Strengthened management and sales teams. The addition of key members of Sixth Sense Media’s management and sales staffs will broaden and deepen Evolving Systems’ leadership team. Thomas Thekkethala, SSM’s former CEO, joins Evolving Systems as a Board Member and President, reporting to Thad Dupper; Dr. Donald Stone, SSM’s former CTO, assumes the position of Vice President of Research & Development; and Dr. Dallas Wrege, SSM’s former VP of Engineering, assumes the position of Vice President, Product Engineering.

Conference Call

Evolving Systems will host an investor conference call on October 1, 2015, at 6:30 A.M. Mountain Time (8:30 A.M. Eastern Time). Presenting on behalf of the Company will be Thad Dupper, CEO; Thomas Thekkethala, President; and Dan Moorhead, VP Finance and Administration.

The call-in numbers for the conference call are 877-303-6316 for domestic toll free and 650-521-5176 for international callers. The conference ID number is 48527218.

A telephone replay will be available through October 15, 2015, and can be accessed by calling 855-859-2056 for domestic toll free or 404-537-3406 for international callers, conference ID number 48527218.

To access a live Webcast of the call, please click the webcast icon at the top of the home page of Evolving Systems’ website at www.evolving.com. A replay of the Webcast will be accessible at that website through October 15, 2015. The webcast is also available by clicking the following link: http://edge.media-server.com/m/p/6j687k8j

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services to 75 network operators in over 50 countries worldwide. The Company’s product portfolio includes market-leading activation products that address subscriber service activation, SIM card activation, mobile broadband activation as well as the activation of services for connected devices. Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, India and Malaysia. For more information please visit www.evolving.com or follow us on Twitter:  http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the United States’ Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, Evolving Systems’ statements about the impact of the acquisition described in this press release, expectations that the transaction will be accretive and add approximately 20% to the Company’s 2016 revenue total, expectations that the Company will successfully integrate Sixth Sense Media, expectations that the acquisition will accelerate the Company’s move into the mobile marketing space, expectations that the Company will be able to service its debt; expectations that the Company can successfully market the combined solutions to carriers and that the new solution will handle the future needs of customers; and expectations that the addition of Sixth Sense Media’s sales and management personnel will strengthen the Company’s sales and management teams are forward-looking statements. Readers should not place undue reliance on these forward-looking statements, and Evolving Systems may not undertake to update these forward-looking statements. Actual results could differ materially because of many factors, such as internal budgeting changes of customers, the impact of competition and the general state of the telecommunications industry. For additional information on the acquisition described in this press release, refer to the Form 8-K filed with the SEC on September 30, 2015, and to the Form 8-KA to be filed with the SEC within 71 days of the closing of the transaction. For a more extensive discussion of Evolving Systems’ business, please refer to the Company’s Form 10-K filed with the U.S. SEC, as well as Forms 10-K/A, 10-Q, 10-Q/A, 8-K and press releases and the Company’s website at www.evolving.com.

CONTACTS

Jay Pfeiffer	Sarah Hurp
Pfeiffer High Investor Relations, Inc.	Marketing Manager
303-393-7044	+44 1225 478060
jay@pfeifferhigh.com	sarah.hurp@evolving.com